NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5191
Ed.Heffernan@alliancedata.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@alliancedata.com

Cruise Management International LLC
Jennifer Feldman, media
jennifer.feldman@thecruisecard.com
(954)475-7117

ALLIANCE DATA SIGNS LONG-TERM AGREEMENT TO PROVIDE
CARD SERVICES TO NORTH AMERICA’S LARGEST RETAILER OF CRUISE VACATIONS

Alliance Data adds new card market vertical – travel and leisure

DALLAS, Texas, Oct. 31, 2006 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced that it has signed a long-term agreement with Cruise Management International LLC.  Under the agreement, Alliance Data will provide co-brand credit card services for cruise industry customers through Cruise Management’s various marketing channels, specifically CruiseOne and Cruises Inc. CruiseOne and Cruises Inc. are leading travel agencies specializing in cruise packages with more than 900 independent agents serving customers in the $32 billion North American cruise industry.

The co-brand credit card services Alliance Data will provide include account acquisition and activation, receivables funding, credit authorization, card issuance, statement generation, direct mail and email marketing services, remittance processing, and customer service functions.

Through the co-brand credit card program, cardholders will automatically be enrolled in a loyalty rewards program and receive points for every dollar spent when booking a cruise through CruiseOne or Cruises Inc., as well as for general use/everyday purchases at any merchant. Additionally, cardholders will earn additional points when making purchases on the card at participating partner merchants during a cruise, such as jewelry retailers, and art auction houses, among others. Accrued points may be redeemed for free or discounted cruises on any cruise line when booked through CruiseOne or Cruises Inc.

“Alliance Data has significant retail industry experience, impressive integrated credit and marketing tools, and the deep understanding of consumer behavior that collectively will help us increase sales and customer loyalty,” said Hossam Antar, president of Cruise Management International LLC. “We view Alliance Data’s expertise, suite of services and ability to customize a program that fits our customers’ needs as a true competitive advantage that will help us grow our business. According to the International Council of Cruise Lines, nine out of 10 people who have taken a cruise will take another. That indicates a significant opportunity for this co-brand credit card program, particularly when a loyalty offering like this is tied to the card.”

“We are excited to add Cruise Management as a new client, and simultaneously mark our entrance into a new vertical market,” said Ivan Szeftel, president of Retail Services, Alliance Data. “Through this innovative program, we are able to leverage our significant credit and marketing expertise in the retail industry to deliver a unique customer loyalty and financing solution for the travel and leisure industry. Alliance Data looks forward to providing an appealing co-brand program to help increase Cruise Management’s customer base and helping grow its business.”

About Cruise Management International LLC

CMI is a service provider for the cruise and travel industry, enhancing customer value and branding efforts for its customers.  They also have strategic alliances with international retailers, whose locations are primarily cruise destinations.  CMI underwrites the loyalty currency and customer service infrastructure for the Leisure Miles brand.

Its Senior Management team brings significant expertise in the areas of customer loyalty, consumer marketing, credit card services, technology and cruise travel.  CMI delivers premium value to its partners and their customers.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 8,000 associates at more than 40 locations worldwide. For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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